Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
April 5, 2010	Media:
	Robert Sarver	602.952.5445

	Investors:
	Dale Gibbons	702.252.6236
Western Alliance Bancorporation Names
Kenneth A. Vecchione
President and Chief Operating Officer
Las Vegas — Western Alliance Bancorporation (NYSE:WAL) Chairman and CEO Robert Sarver announced today that Kenneth A. Vecchione has been named President and Chief Operating Officer of the bank holding company. Vecchione has been a Director of Western Alliance since 2007 and recently left his previous position as Chief Financial Officer of Apollo Global Management LLC, one of the country’s largest private equity firms, with over $51 Billion in assets under management.
Before joining Apollo in 2007, Vecchione was Vice Chairman and Chief Financial Officer of MBNA Corporation. Working closely with Sarver, Vecchione will assume operating responsibility for the Company’s five banking subsidiaries and its financial management.
“I am extremely pleased to have Ken in this new role with Western Alliance,” said Sarver. “Ken’s knowledge of our organization, wealth of experience and talent will be a valuable asset in helping us return to profitability and increase market share,” Sarver added.
Vecchione, who has served on the Board’s Compensation and Finance and Investment Committees, assumes his new position today.
“I am very pleased to be joining Western Alliance in this new position”, said Vecchione. “The company has a strong, committed management team, an involved and supportive Board of Directors, and outstanding people supporting the customers and communities we serve. I am looking forward to being a part of the team”, he added.
In addition to his impressive management credentials, Vecchione serves as a director of Affinion Group, and is the Chairman of its Audit Committee. He also is a director of International Securities Exchange, Chairman of its Audit and Finance Committee, and a member of its Executive and Compensation Committees.
As the former chief financial officer of large financial institutions, including oversight of branch operations, Vecchione will provide valuable insight and guidance on the issues of corporate strategy and risk management, expertise and understanding of current trends and regulatory issues within the financial services industry, and key relationships within the financial services community.
Western Alliance reported record deposit growth of $1.1 billion in 2009 and has assets of $5.8 billion.

About Western Alliance Bancorporation
Western Alliance Bancorporation is the parent company of Bank of Nevada, First Independent Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank, Shine Investment Advisory Services, Premier Trust, and PartnersFirst. These dynamic organizations provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California, investment services in Colorado, and bank card services nationwide. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.